                                                                      EXHIBIT 12

                            PCA INTERNATIONAL, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                             PRO FORMA
                                                                                                            -----------
                                FISCAL YEAR ENDED APPROXIMATELY JANUARY 31,                                 FISCAL YEAR
                                                                                    QUARTER      QUARTER       ENDED
                           -----------------------------------------------------     ENDED        ENDED     FEBRUARY 1,
                             1994       1995       1996       1997       1998       5/4/97       5/4/97        1998
                           ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Earnings:
  Income (loss) from
    continuing operations
    before income
    taxes................  $   8,208  $   7,447  $  12,883  $   5,137  $  16,292   $   1,439    $   1,437    $     903
  Fixed charges..........  $      (5) $     406  $     459  $     179  $   6,571   $   1,619    $   1,220    $  21,960
                           ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Earnings:................  $   8,203  $   7,853  $  13,322  $   5,316  $  22,863   $   3,058    $   2,657    $  22,863

Fixed charges:
  Interest expense(1)....  $       0  $     406  $     459  $     179  $   5,346   $   1,441    $     887    $  20,847
  Amortization of debt
    expense and discount
    or premium on debt...                                              $   1,225   $     178    $     333    $   1,113
                           ---------  ---------  ---------  ---------  ---------  -----------  -----------  -----------
Total fixed charges......  $      (5) $     406  $     459  $     179  $   6,571   $   1,619    $   1,220    $  21,960

Ratio of earnings to
  fixed charges (1)......         NM       19.3       29.0       29.7        3.5         1.9          2.2          1.0


                                             TWELVE
                              QUARTER        MONTHS
                               ENDED          ENDED
                            MAY 3, 1998    MAY 3, 1998
                           -------------  -------------
Earnings:
  Income (loss) from
    continuing operations
    before income
    taxes................    $  (2,688)     $     501
  Fixed charges..........    $   5,345      $  21,960
                           -------------  -------------
Earnings:................    $   2,657      $  22,461
Fixed charges:
  Interest expense(1)....    $   5,067      $  20,847
  Amortization of debt
    expense and discount
    or premium on debt...    $     278      $   1,113
                           -------------  -------------
Total fixed charges......    $   5,345      $  21,960
Ratio of earnings to
  fixed charges (1)......          0.5(2)         1.0

------------------------------

(1) Fixed charges defined as total of capitalization or expensed interest and amortization of debt expense. Earnings as defined as pretax income from continuing operations adjusted to include fixed charges and exclude the amount of any interest capitalized during the period.

(2) Earnings were not sufficient to cover fixed charges by $2,688 for the pro forma quarter ended May 3, 1998.